UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 6, 2009

HOKU SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51458	99-0351487
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
Of incorporation)

1288 Ala Moana Blvd, Suite 220 Honolulu, Hawaii		96814
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (808) 682-7800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to First Amended and Restated Supply Agreement with Wuxi Suntech Power Co., Ltd.

On June 13, 2007, Hoku Materials, Inc., or Hoku Materials, one of our wholly owned subsidiaries, entered into a supply agreement with Wuxi Suntech Power Co., Ltd., or Suntech, for the sale and delivery of polysilicon to Suntech over a ten-year period beginning in July 2009, or the Suntech Supply Agreement.  On May 12, 2008, Hoku Materials and Suntech entered into a First Amended and Restated Suntech Supply Agreement, or the Amended Suntech Supply Agreement, as disclosed by us in a Current Report on Form 8-K filed on May 12, 2008.

All defined terms used in this section but not defined in this section have the meaning ascribed to them in the Amended Suntech Supply Agreement.

On July 6, 2009, Hoku Materials and Suntech entered into an amendment to the Amended Suntech Supply Agreement, or the New Amendment, as described below.

Under the terms of the New Amendment, Suntech agreed to waive the following rights:

•      Its right to enforce the obligation of Hoku Materials to complete the TCS Demonstration by December 31, 2009, or the TCS Final Date.  Suntech’s waiver will expire on December 31, 2010, with the result that if Hoku Materials has not completed the TCS Demonstration by that date it will be in breach of its obligation to complete the TCS Demonstration.

•      Its right to enforce the obligation of Hoku Materials to complete the Test Demonstration by September 30, 2009, or the Demo Final Date.  Suntech’s waiver will expire on December 31, 2009, with the result that if Hoku Materials has not completed the Test Demonstration by that date it will be in breach of its obligation to complete the test demonstration.

•      Its right to enforce the obligation of Hoku Materials to complete the Shipment Milestone by December 31, 2009, or the Shipment Final Date.  Suntech’s waiver will expire on March 31, 2010, with the result that if Hoku Materials has not completed the Shipment Milestone by that date it will be in breach of its obligation to complete the shipment milestone.

In exchange for the Suntech waivers described above, Hoku Materials agreed to waive its right to payment of the TCS Demonstration Installment and, as a result, the Total Deposit has been reduced by $15 million to $32 million.  In addition, Hoku Materials authorized Suntech to replace its $45 million Stand-by Letter of Credit, which was cash-collateralized and issued by ABN AMRO AV, with a $30 million stand-by letter of credit issued by a bank in China, which may be collateralized with non-cash assets.

The foregoing waiver and amendment is subject to, conditioned upon, and becomes automatically effective only if, and when, either we or Hoku Materials enters into a definitive agreement with a third party that would result in the sale of all or substantially all of our stock or assets or the stock or assets of Hoku Materials, the sale of a majority interest in us or in Hoku Materials, or our merger, acquisition or consolidation, or the merger, acquisition or consolidation of Hoku Materials, that results in a change of control of either company, by or before December 31, 2009, and the closing of such transaction occurs on or before March 31, 2010.

In the event that these dates are not met, Suntech may then claim that Hoku Materials is in breach as of such date of its obligation to complete the TCS Demonstration, the Test Demonstration or the Shipment Milestone by the TCS Final Date, the Test Final Date, or the Shipment Final Date, as applicable, notwithstanding the foregoing waiver, unless Suntech chooses in its discretion to extend the waiver for an additional period of time.

Item 8.01. Other Events.

On July 10, 2009, we issued a press release announcing that we had begun issuing orders for a temporary curtailment of construction and procurement activity at the polysilicon production facility currently under development in Pocatello, Idaho. We explained that we had initiated the slowdown as part of a strategy to preserve cash and extend our timeline to identify the remaining funding necessary to complete the plant.

A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.105	First Amendment to the First Amended and Restated Supply Agreement between Hoku Materials, Inc. and Wuxi Suntech Power Co., Ltd., signed July 6, 2009

99.1	Press release entitled “Hoku Provides Update to Polysilicon Production Strategy” dated July 10, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2009

HOKU SCIENTIFIC, INC.

By:	/s/ Dustin Shindo
Dustin M. Shindo
Chairman of the Board of Directors, President and Chief Executive Office